Exhibit 10.19

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT (the “Amendment”) to the EXECUTIVE EMPLOYMENT AGREEMENT effective as of December 2, 2002, (the “Employment Agreement”), by and among MeriStar Hospitality Corporation (the “Company”), and MeriStar Hospitality Operating Partnership, L.P. (the “Partnership”), and Donald D. Olinger (the “Executive”), is hereby entered into on this 3rd day of March 2005 by and among the parties.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Company, and the Partnership, the parties each agree to amend the Employment Agreement as follows:

1. Section 5(k) of the Employment Agreement is hereby deleted and replaced, in its entirety, by the following:

Excise Tax Payments.

(i) Gross-Up Payment. If it shall be determined that any payment or distribution of any type to or in respect of the Executive, by the Company, the Partnership, or any other person, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Internal Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

(ii) Determination by Accountant.

(A) All computations and determinations relevant to this Section 5(k) shall be made by a national accounting firm selected by the Company from among the five (5) largest accounting firms in the United States (the “Accounting Firm”) which firm may be the Company’s accountants. Such determinations shall include whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code). In making the initial determination hereunder as to whether a Gross-Up Payment is required the Accounting Firm shall determine that no Gross-Up Payment is required, if the Accounting Firm is able to conclude that no “Change of Control” has occurred (within the meaning of Section 280G of the Code) on the basis of “substantial authority” (within the meaning of Section 6230 of the Code) and shall provide opinions to that effect to both the Company and the Executive. If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and the Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return.

(B) If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the later of (i) the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm or (ii) the date of the event which leads to the Gross-up Payment. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.

(C) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive.

(D) In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 5(k)(i), which is to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

(E) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claim.

2. Any conflict between the terms and conditions of this Amendment and the Employment Agreement shall be resolved in favor of this Amendment.

3. Other than as modified herein, all the terms and provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Executive Employment Agreement.

EXECUTIVE:		MERISTAR HOSPITALITY CORPORATION

By:	/s/ Donald D. Olinger	By:	/s/ Paul W. Whetsell
	Donald D. Olinger	Name:	Paul W. Whetsell
		Title:	Chairman and Chief Executive Officer

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

		By:	MeriStar Hospitality Corporation, its general partner

		By:	/s/ Paul W. Whetsell
		Name:	Paul W. Whetsell
		Title:	Chairman and Chief Executive Officer

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